Exhibit 3

EXECUTION VERSION

LETTER AGREEMENT

February 22, 2017

To:                             Yun Chen Capital Cayman

Ping An Finance Building

No. 1333 Lujiazui Loop

Pudong District, Shanghai 200120

People’s Republic of China

Attention: 赵毅明 (直接投资部)

Cc:                             Paul Hastings LLP
                                                43/F, Jing An Kerry Center Tower II
                                                Shanghai 200040
                                                People’s Republic of China

Attention: Jia Yan

Ladies and Gentlemen:

Reference is made to the Share Purchase Agreement, dated as of April 15, 2016 (the “Share Purchase Agreement”), between Telstra Holdings Pty Limited (the “Seller”) and Yun Chen Capital Cayman (the “Investor” and, together with the Seller, the “Parties”)).

All capitalized terms used but not defined in this Agreement shall have the meaning assigned to such terms in the Share Purchase Agreement.

In accordance with Section 9.1 of the Share Purchase Agreement, and for good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Seller hereby fully and irrevocably waives all restrictions on the Investor set out in Section 4.3(a) (Lock-up) of the Share Purchase Agreement, on the terms of this letter agreement (the “Letter Agreement”).

Notwithstanding anything in the Share Purchase Agreement to the contrary, the Parties agree that this Letter Agreement shall be read in conjunction with the Share Purchase Agreement and be treated as evidencing the Parties’ agreement with respect to the matters contained herein. This Letter Agreement constitutes the entire agreement between the Seller and the Investor with respect to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, with respect to such subject matter. For the avoidance of doubt, to the extent that any terms of this Letter Agreement are inconsistent with the Share Purchase Agreement, the terms of this Letter Agreement shall prevail.

This Letter Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed signature page hereto by facsimile or email transmission shall be effective as delivery of a manually signed counterpart.

This Letter Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law), without giving effect to any conflict of law rules that would require or permit the application of the law of any other jurisdiction.

Any disputes, actions or proceedings arising out of, or in any way related to this Letter Agreement shall be governed by Section 9.4 of the Share Purchase Agreement as if such dispute, action or proceeding had arisen out of, or in relation to, the Share Purchase Agreement.

(Signature page follows)

If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, whereupon this Letter Agreement shall constitute a binding agreement between the Investor and the Seller in accordance with its terms as of the date first written above.

Very truly yours,

TELSTRA HOLDINGS PTY LIMITED

By:	/s/ Simon Brookes
	Name:	Simon Brookes
	Title:	Deputy Group General Counsel

Agreed to and accepted:

YUN CHEN CAPITAL CAYMAN

By:
Name:
Title:

[Signature Page to Letter Agreement]

If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, whereupon this Letter Agreement shall constitute a binding agreement between the Investor and the Seller in accordance with its terms as of the date first written above.

Very truly yours,

TELSTRA HOLDINGS PTY LIMITED

By:
Name:
Title:

Agreed to and accepted:

YUN CHEN CAPITAL CAYMAN

By:	/s/ Dong Liu
	Name:	Dong Liu
	Title:	Director

[Signature Page to Letter Agreement]